Exhibit 99.2

FORM OF TAX MATTERS AGREEMENT

TO BE ENTERED INTO

BY AND AMONG

PPG INDUSTRIES, INC.,

EAGLE SPINCO INC.,

AND

GEORGIA GULF CORPORATION

TAX MATTERS AGREEMENT

THIS TAX MATTERS AGREEMENT, dated as of [—], 2012 (this “Agreement”), is by and among PPG Industries, Inc., a Pennsylvania corporation (“Burgundy”), Eagle Spinco Inc., a Delaware corporation (“Spinco”), and Georgia Gulf Corporation, a Delaware corporation (“Grizzly”). Each of Burgundy, Spinco and Grizzly is sometimes referred to herein as a “Party” and, collectively, as the “Parties.”

WHEREAS, Burgundy is engaged, directly and indirectly, in the Burgundy Business and the Eagle Business;

WHEREAS, the Board of Directors of Burgundy has determined that it would be in the best interests of Burgundy and its stockholders to separate the Eagle Business from the Burgundy Business;

WHEREAS, Burgundy and Spinco entered into the Separation Agreement, dated as of July 18, 2012 (the “Separation Agreement”), pursuant to which Burgundy will transfer or cause to be transferred to Spinco or one or more Subsidiaries of Spinco all of the Spinco Assets in exchange for (a) Spinco assuming or causing to be assumed by one or more Subsidiaries of Spinco the Spinco Liabilities, (b) Spinco issuing to Burgundy shares of Spinco Common Stock pursuant to the Spinco Stock Issuance, (c) Spinco distributing to Burgundy the Special Below Basis Cash Distribution and (d) Spinco distributing to Burgundy the Special Above Basis Debt/Cash Distribution (the “Spinco Reorganization”);

WHEREAS, pursuant to the Separation Agreement, Burgundy will either (a) distribute all of the shares of Spinco Common Stock to holders of Burgundy Common Stock without consideration on a pro rata basis (the “One-Step Spin-Off”) or (b) consummate an offer to exchange (the “Exchange Offer”) shares of Spinco Common Stock for currently outstanding shares of Burgundy Common Stock and, in the event that Burgundy’s stockholders subscribe for less than all of the Spinco Common Stock in the Exchange Offer, Burgundy will distribute, pro rata to holders of Burgundy Common Stock, any unsubscribed Spinco Common Stock on the Distribution Date immediately following the consummation of the Exchange Offer so that Burgundy will be treated for U.S. federal income tax purposes as having distributed all of the Spinco Common Stock to its stockholders (the “Clean-Up Spin-Off,” and the disposition by Burgundy of 100% of the Spinco Common Stock by either the One-Step Spin-Off or the Exchange Offer (followed by any Clean-Up Spin-Off), the “Distribution”);

WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of July 18, 2012 (the “Merger Agreement”), by and among Burgundy, Spinco, Grizzly, and Grizzly Acquisition Sub, Inc. (“Merger Sub”), immediately following the Distribution, Merger Sub will merge with and into Spinco, with Spinco surviving as the continuing corporation (the “Merger”);

WHEREAS, the Parties intend that, for U.S. federal income tax purposes, (i) each of the Internal Contributions and the Internal Distributions, taken together, and the Contribution and the Distribution, taken together, will qualify as a “reorganization” within the meaning of Section 368(a)(1)(D) of the Code; and (ii) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

WHEREAS, prior to consummation of the Spinco Reorganization and the Distribution, Burgundy was the common parent of an affiliated group of corporations, including Spinco, within the meaning of Section 1504 of the Code;

WHEREAS, as a result of the Distribution, Spinco and its Subsidiaries will cease to be members of the affiliated group of corporations within the meaning of Section 1504 of the Code of which Burgundy is the common parent; and

WHEREAS, the Parties desire to (a) provide for the payment of Tax liabilities and entitlement to refunds thereof, allocate responsibility for, and cooperation in, the filing of Tax Returns, and provide for certain other matters relating to Taxes and (b) set forth certain covenants and indemnities relating to the preservation of the tax-free status of certain steps of the Spinco Reorganization and the Distribution.

NOW, THEREFORE, in consideration of the foregoing and the terms, conditions, covenants and provisions of this Agreement, each of the Parties mutually covenants and agrees as follows:

ARTICLE I

DEFINITIONS

Section 1.01 General. As used in this Agreement, the following terms shall have the following meanings:

“Accounting Firm” has the meaning set forth in Section 8.01.

“Adjustment” means an adjustment of any item of income, gain, loss, deduction, credit or any other item affecting Taxes of a taxpayer pursuant to a Final Determination.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Ancillary Agreement” has the meaning set forth in the Separation Agreement.

“Benefited Party” has the meaning set forth in Section 4.01(b).

“Burgundy” has the meaning set forth in the preamble to this Agreement.

“Burgundy Business” has the meaning assigned to the term “Non-Spinco Business” in the Separation Agreement.

“Burgundy Consolidated Return” means the U.S. federal Income Tax Return required to be filed by Burgundy as the Common Parent.

“Burgundy Consolidated Taxes” means any U.S. federal Income Taxes attributable to any Burgundy Consolidated Return, including any Adjustments thereto.

“Burgundy Disqualifying Action” means (a) any action (or the failure to take any action) within its control by Burgundy or any Burgundy Entity (including entering into any agreement, understanding or arrangement or any negotiations with respect to any transaction or series of transactions), (b) any event (or series of events) involving the capital stock of Burgundy, any assets of Burgundy immediately after the Effective Time or any assets of any Burgundy Entity immediately after the Effective Time, or (c) any breach by Burgundy or any Burgundy Entity of any representation, warranty or covenant made by them in this Agreement, in each case, that causes the Tax-Free Status of the Transactions to be lost; provided, however, the term “Burgundy Disqualifying Action” shall not include any action described in or contemplated by the Separation Agreement, the Merger Agreement or any Ancillary Agreement or that is undertaken pursuant to the Spinco Reorganization or the Distribution, in each case, to the extent such action does not constitute a breach by Burgundy or any Burgundy Entity of any representation, warranty or covenant made by them in this Agreement, the Separation Agreement, the Merger Agreement or any Ancillary Agreement.

“Burgundy Entity” means any Subsidiary of Burgundy immediately after the Effective Time.

“Burgundy Group” means, individually or collectively, as the case may be, Burgundy and any Burgundy Entity.

“Burgundy Option” has the meaning set forth in the Merger Agreement.

“Burgundy PSU Award” has the meaning set forth in the Merger Agreement.

“Burgundy Taxes” means, without duplication, the following Taxes (whether such Taxes are shown as due on a Tax Return as initially filed or result from an Adjustment):

(a) with respect to Income Taxes of Burgundy or any Subsidiary (or former Subsidiary) of Burgundy, (i) any Burgundy Consolidated Taxes, and (ii) Mixed Business Income Taxes and Single Business Income Taxes for (I) any Pre-Closing Period (including such Taxes attributable to assets or activities of the Spinco Business) and (II) any Post-Closing Period attributable to assets or activities of the Burgundy Business;

(b) with respect to Non-Income Taxes of Burgundy or any Subsidiary (or former Subsidiary) of Burgundy, any such Taxes (i) for any Pre-Closing Period (including such Taxes attributable to assets or activities of the Spinco Business) and (ii) any Post-Closing Period attributable to assets or activities of the Burgundy Business;

(c) any Taxes caused by a Burgundy Disqualifying Action; and

(d) any Transaction Taxes;

provided, however, “Burgundy Taxes” shall not include any Spinco Taxes.

“Canadian Butterfly Transactions” has the meaning set forth in Schedule 1.01.

“Canadian Spinco” has the meaning set forth in Schedule 1.01.

“Carryback” has the meaning set forth in Section 4.02(b).

“Closing Date” means the date on which the Distribution is consummated.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Parent” means (a) for U.S. federal Income Tax purposes, the “common parent corporation” of an “affiliated group” (in each case, within the meaning of Section 1504 of the Code) filing a U.S. federal consolidated Income Tax Return, or (b) for state, local or foreign income Tax purposes, the common parent (or the equivalent thereof) of a Tax Group.

“Contribution” means the contribution (as part of the Spinco Reorganization) by Burgundy to Spinco of all of the Spinco Assets held directly by Burgundy in exchange for (a) the assumption by Spinco of Spinco Liabilities of Burgundy, (b) the issuance by Spinco to Burgundy of shares of Spinco Common Stock pursuant to the Spinco Stock Issuance, (c) the distribution by Spinco to Burgundy of the Special Below Basis Cash Distribution, and (d) the distribution by Spinco to Burgundy of the Special Above Basis Debt/Cash Distribution.

“Counsel” means Wachtell, Lipton, Rosen & Katz.

“CRA” means the Canadian Revenue Agency.

“CRA Ruling” means any Canadian income Tax ruling letter, and any supplements thereto, issued to Burgundy or its Subsidiaries by the CRA in connection with the Canadian Butterfly Transaction.

“CRA Ruling Request” means the letter filed by Burgundy or a Subsidiary of Burgundy with the CRA requesting rulings from the CRA regarding certain tax consequences of the Canadian Butterfly Transaction and any amendment or supplement to such ruling request letter.

“Current Spinco Employee” has the meaning set forth in the Employee Matters Agreement.

“Disqualifying Action” means a Burgundy Disqualifying Action or a Spinco Disqualifying Action.

“Distribution” has the meaning set forth in the recitals to this Agreement.

“Distribution Tax Opinion” means the opinion of Counsel to the effect that (i) the Distribution will be treated as satisfying the business purpose requirement described in Treasury Regulation Section 1.355-2(b)(1); (ii) the Distribution will not be treated as being used principally as a device for the distribution of earnings and profits of the distributing corporation or the controlled corporation or both under Section 355(a)(1)(B); (iii) the stock of Spinco distributed in the Distribution will not be treated as other than “qualified property” by reason of the application of Section 355(e)(1); and (iv) the Spinco Securities will constitute “securities” for purposes of the application of Section 361(a) of the Code.

“Due Date” means (a) with respect to a Tax Return, the date (taking into account all valid extensions) on which such Tax Return is required to be filed under applicable Law and (b) with respect to a payment of Taxes, the date on which such payment is required to be made to avoid the incurrence of interest, penalties or additions to Tax.

“Effective Time” means the time at which the Distribution is consummated.

“Employee Matters Agreement” means the Employee Matters Agreement, dated July 18, 2012, by and between the Parties.

“Extraordinary Transaction” means any action that is not in the Ordinary Course of Business, but shall not include any action described in or contemplated by the Separation Agreement, the Merger Agreement or any Ancillary Agreement or that is undertaken pursuant to the Spinco Reorganization or the Distribution.

“Fifty-Percent or Greater Interest” has the meaning ascribed to such term for purposes of Section 355(d) and (e) of the Code.

“Final Determination” means the final resolution of liability for any Tax for any taxable period, by or as a result of (a) a final decision, judgment, decree or other order by any court of competent jurisdiction that can no longer be appealed, (b) a final settlement with the IRS, a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the Laws of other jurisdictions, which resolves the entire Tax liability for any taxable period, (c) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund or credit may be recovered by the jurisdiction imposing the Tax, or (d) any other final resolution, including by reason of the expiration of the applicable statute of limitations or the execution of a pre-filing agreement with the IRS or other Taxing Authority.

“Grizzly” has the meaning set forth in the preamble to this Agreement.

“Grizzly Group” means Grizzly and each of its Subsidiaries.

“Grizzly Option” has the meaning set forth in the Merger Agreement.

“Grizzly RSU Award” has the meaning set forth in the Merger Agreement.

“Income Tax Return” means any Tax Return in respect of Income Taxes.

“Income Taxes” means any Taxes based upon, measured by, or calculated with respect to: (a) net income or profits or net receipts (including, but not limited to, any capital gains, minimum Tax or any Tax on items of Tax preference, but not including sales, use, real or personal property, or transfer or similar Taxes) or (b) multiple bases (including corporate franchise, doing business and occupation Taxes) if one or more bases upon which such Tax may be based, measured by, or calculated with respect to, is described in clause (a).

“Indemnified Party” means the Party which is entitled to seek indemnification from the other Party pursuant to the provisions of Article III.

“Indemnifying Party” means the Party from which the other Party is entitled to seek indemnification pursuant to the provisions of Article III.

“Information” has the meaning set forth in Section 7.01(a).

“Information Request” has the meaning set forth in Section 7.01(a).

“Internal Contribution” and “Internal Contributions” have the meanings set forth in Schedule 1.01. “Internal Distribution” and “Internal Distributions” have the meanings set forth in Schedule 1.01. “Internal Spinco” and “Internal Spincos” have the meanings set forth in Schedule 1.01. “IRS” means the U.S. Internal Revenue Service.

“IRS Ruling” means the U.S. federal income Tax ruling letter, and any supplements thereto, issued to Burgundy by the IRS in connection with the Spinco Reorganization, the Distribution, and the Merger.

“IRS Ruling Request” means the letter filed by Burgundy with the IRS requesting rulings from the IRS regarding certain tax consequences of the Transactions and any amendment or supplement to such ruling request letter.

“Law” means any U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, administrative pronouncement, order, requirement or rule of law (including common law).

“Merger” has the meaning set forth in the recitals to this Agreement; provided, however, that if Spinco merges with and into Grizzly following the Merger, then for purposes of this Agreement, “Merger” shall mean both the merger of Merger Sub with and into Spinco and the merger of Spinco with and into Grizzly.

“Merger Agreement” has the meaning set forth in the recitals to this Agreement.

“Merger Effective Time” has the meaning ascribed to the term “Effective Time” in the Merger Agreement.

“Merger Tax Opinion” has the meaning given to such term in the Merger Agreement.

“Mixed Business Income Tax Return” means any Income Tax Return (other than a Burgundy Consolidated Return), including any consolidated, combined or unitary Income Tax Return, that reflects or reports Income Taxes that relate to at least one asset or activity that is part of the Burgundy Business, on the one hand, and at least one asset or activity that is part of the Spinco Business, on the other hand.

“Mixed Business Income Taxes” means any U.S. federal, state or local, or foreign Income Taxes attributable to any Mixed Business Income Tax Return.

“Mixed Business Non-Income Tax Return” means any Non-Income Tax Return that reflects or reports Non-Income Taxes that relate to at least one asset or activity that is part of the Burgundy Business, on the one hand, and at least one asset or activity that is part of the Spinco Business, on the other hand.

“Mixed Business Non-Income Taxes” means any U.S. federal, state or local, or foreign Non-Income Taxes attributable to any Mixed Business Non-Income Tax Return.

“Mixed Business Tax Return” means any Mixed Business Income Tax Return or Mixed Business Non-Income Tax Return.

“Mixed Business Taxes” means any Mixed Business Income Taxes or Mixed Business Non-Income Taxes.

“Non-Income Tax Return” means any Tax Return in respect of Non-Income Taxes.

“Non-Income Taxes” means any Taxes other than Income Taxes.

“Notified Action” has the meaning set forth in Section 6.03(a).

“Ordinary Course of Business” means an action taken by a Person only if such action is taken in the ordinary course of the normal day-to-day operations of such Person.

“Party” and “Parties” have the meaning set forth in the preamble to this Agreement.

“Past Practice” means past practices, accounting methods, elections and conventions.

“Person” has the meaning set forth in the Separation Agreement.

“Post-Closing Period” means any taxable period (or portion thereof) beginning after the Closing Date, including for the avoidance of doubt, the portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Period” means any taxable period (or portion thereof) ending on or before the Closing Date, including for the avoidance of doubt, the portion of any Straddle Period ending at the end of the day on the Closing Date.

“Preparing Party” means the Party that is required to prepare the applicable Tax Return under Sections 2.01, 2.02 or 2.03, as applicable.

“Proposed Acquisition Transaction” means a transaction or series of transactions (or any agreement, understanding or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulation Section 1.355-7, or any other regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by Spinco management or shareholders, is a hostile acquisition, or otherwise, as a result of which one or more Persons would (directly or indirectly) acquire, or have the right to acquire, from Spinco or Internal Spinco, and/or one or more holders of outstanding shares of Spinco capital stock or Internal Spinco capital stock, as applicable, a number of shares of Spinco capital stock or Internal Spinco capital stock, as applicable, that would, when combined with any other direct or indirect changes in ownership of Spinco capital stock or Internal Spinco capital stock, as applicable, pertinent for purposes of Section 355(e) of the Code (including the Merger), comprise 50% or more of (a) the value of all outstanding shares of stock of Spinco or Internal Spinco, as applicable, as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (b) the total combined voting power of all outstanding shares of voting stock of Spinco as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series. Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (i) the adoption by Spinco or Grizzly of, or the issuance of stock pursuant to, a shareholder rights plan or (ii) issuances by Spinco that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulation Section 1.355-7(d). For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders (except to the extent provided otherwise in the IRS Ruling). This definition and the application thereof is intended to monitor compliance with Section 355(e) of the Code and shall be interpreted accordingly. Any clarification of, or change in, the statute or regulations promulgated under Section 355(e) of the Code shall be incorporated in this definition and its interpretation.

“Refund” means any refund (or credit in lieu thereof) of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied to other Taxes payable), including any interest paid on or with respect to such refund of Taxes; provided, however, that for purposes of this Agreement, the amount of any Refund required to be paid to another Party shall be reduced by the net amount of any Income Taxes imposed on, related to, or attributable to, the receipt or accrual of such Refund.

“Restriction Period” has the meaning set forth in Section 6.02(b).

“Reviewing Party” means, if Burgundy is the Preparing Party, Spinco, and if Spinco is the Preparing Party, Burgundy.

“Separation Agreement” has the meaning set forth in the recitals.

“Single Business Income Tax Return” means any Income Tax Return, including any consolidated, combined or unitary Tax Return, that reflects or reports Tax Items relating to the Burgundy Business, on the one hand, or the Spinco Business, on the other (but not both), whether or not the Person charged by Law to file such Tax Return is engaged in the business to which the Tax Return relates.

“Single Business Income Taxes” means any U.S. federal, state or local, or foreign Taxes attributable to any Single Business Income Tax Return.

“Single Business Non-Income Tax Return” means any Non-Income Tax Return, including any consolidated, combined or unitary Tax Return, that reflects or reports Tax Items relating to the Burgundy Business, on the one hand, or the Spinco Business, on the other (but not both), whether or not the Person charged by Law to file such Tax Return is engaged in the business to which the Tax Return relates.

“Single Business Non-Income Taxes” means any U.S. federal, state or local, or foreign Non-Income Taxes attributable to any Single Business Non-Income Tax Return.

“Single Business Tax Return” means any Single Business Income Tax Return or Single Business Non-Income Tax Return.

“Single Business Taxes” means any Single Business Income Taxes or Single Business Non-Income Taxes.

“Specified Transaction Taxes” means (1) if the Merger is effected pursuant to which Merger Sub merges with and into Spinco, with Spinco as the surviving corporation (whether or not followed by a merger of Spinco with and into Grizzly) and subject to paragraph 3 of Schedule 8.3(e) of the Merger Agreement, 75% of any Canadian Taxes attributable to, arising with respect to or as a result of the Canadian Butterfly Transaction, provided that the amount of such Canadian Taxes for which Spinco is responsible shall not exceed $9.75 million; and (2) if the Spinco Financing is paid in whole or in part on or before the first anniversary of the date on which Spinco incurred such Spinco Financing, any Taxes attributable to, arising with respect to or as a result of the repayment of the Spinco Financing.

“Spinco” has the meaning set forth in the preamble to this Agreement.

“Spinco Active Business” and “Spinco Active Businesses” have the meanings set forth in Schedule 1.01.

“Spinco Business” has the meaning given to the term “Eagle Business” in the Separation Agreement.

“Spinco Disqualifying Action” means (a) any action (or the failure to take any action) within its control by Grizzly or, after the Effective Time, Spinco or any Spinco Entity (including entering into any agreement, understanding or arrangement or any negotiations with respect to any transaction or series of transactions), (b) any event (or series of events) after the Effective Time involving the capital stock of Spinco, the capital stock of any Internal Spinco, any assets of Spinco or any assets of any Spinco Entity, or (c) any breach by Grizzly or, after the Effective Time, by Spinco or any Spinco Entity of any representation, warranty or covenant made by them in this Agreement that, in each case, that causes the Tax-Free Status of the Transactions to be lost; provided, however, that (i) the term “Spinco Disqualifying Action” shall not include any action described in or contemplated by the Separation Agreement, the Merger Agreement or any Ancillary Agreement or that is undertaken pursuant to the Spinco Reorganization, the Distribution, or the Merger, in each case, to the extent such action does not constitute a breach by Grizzly or, after the Effective Time, by Spinco or any Spinco Entity of any representation, warranty or covenant made by them in this Agreement, the Separation Agreement, the Merger Agreement or any Ancillary Agreement, and (ii) in the event that Burgundy shall have waived the condition set forth in Section 9.2(e) of the Merger Agreement, the term “Spinco Disqualifying Action” shall not include any action taken by Spinco, Grizzly or any Spinco Entity that causes the Tax-Free Status of the Transactions to be lost with respect to the Contribution and Distribution on or after the date of such waiver by Burgundy unless, prior to consummating the Distribution, Burgundy shall have received an Unqualified Tax Opinion in form and substance reasonably satisfactory to Grizzly, confirming the Tax-Free Status of the Transactions with respect to the Contribution and Distribution.

“Spinco Entity” means any Subsidiary of Spinco immediately after the Effective Time.

“Spinco Excluded Taxes” means (a) Transaction Taxes (other than any Specified Transaction Taxes), and (b) Taxes caused by a Burgundy Disqualifying Action.

“Spinco Financing” has the meaning given to such term in the Merger Agreement.

“Spinco Group” means, individually or collectively, as applicable, Spinco and any Spinco Entity.

“Spinco Securities” has the meaning set forth in the Merger Agreement.

“Spinco Reorganization” has the meaning set forth in the recitals to this Agreement.

“Spinco Taxes” means, without duplication, the following Taxes (whether such Taxes are shown as due on a Tax Return as initially filed or result from an Adjustment):

(a) with respect to Income Taxes of Burgundy or any Subsidiary (or former Subsidiary) of Burgundy, any Mixed Business Income Taxes and any Single Business Income Taxes for any Post-Closing Period attributable to assets or activities of the Spinco Business (which Taxes shall be computed by including only the Tax Items attributable to the assets or activities of the Spinco Business and excluding any Tax Items attributable to the assets or activities of the Burgundy Business), in each case, other than Spinco Excluded Taxes;

(b) with respect to Non-Income Taxes of Burgundy or any Subsidiary (or former Subsidiary) of Burgundy, any such Taxes for any Post-Closing Period attributable to, arising with respect to or as a result of, assets or activities of the Spinco Business, other than Spinco Excluded Taxes;

(c) any Taxes caused by a Spinco Disqualifying Action;

(d) any Specified Transaction Taxes; and

(e) any Taxes to the extent such Taxes were included in Working Capital reflected in the Final Closing Adjustment Statement or the TCI Working Capital reflected in the Final TCI Transfer Adjustment Statement.

“Straddle Period” means any taxable period that begins on or before and ends after the Closing Date.

“Subsidiary” has the meaning set forth in the Separation Agreement.

“Tax” means (a) all taxes, charges, fees, duties, levies, imposts, or other similar assessments, imposed by any U.S. federal, state or local or foreign governmental authority, including, but not limited to, net income, gross income, gross receipts, excise, real property, personal property, sales, use, service, service use, license, lease, capital stock, transfer, recording, franchise, business organization, occupation, premium, environmental, windfall profits, profits, customs, duties, payroll, wage, withholding, social security, employment, unemployment, insurance, severance, workers compensation, excise, stamp, alternative minimum, estimated, value added, ad valorem, escheat, and other taxes, charges, fees, duties, levies, imposts, or other similar assessments, (b) any interest, penalties or additions attributable thereto and (c) all liabilities in respect of any items described in clauses (a) or (b) payable by reason of assumption, transferee or successor liability, operation of Law or Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law).

“Tax Attributes” means net operating losses, capital losses, investment tax credit carryovers, earnings and profits, foreign tax credit carryovers, overall foreign losses, previously taxed income, separate limitation losses, any other losses, deductions, credits or other comparable items, and asset basis, that could affect a Tax liability for a past or future taxable period.

“Tax Benefit” means any refund, credit, or other reduction in Tax payments otherwise required to be made to a Taxing Authority.

“Tax Cost” means any increase in Tax payments otherwise required to be made to a Taxing Authority (or any reduction in any refund otherwise receivable from any Taxing Authority).

“Tax-Free Status of the Transactions” means the qualification of (A) each of the Internal Contribution and the Contribution as a transaction described in Section 1032 of the Code, (B) each of the Internal Contribution and the respective Internal Distribution, taken together, and the Contribution and the Distribution, taken together, (a) as a “reorganization” described in Sections 355(a) and 368(a)(1)(D) of the Code, (b) as a transaction in which the stock of each Internal Spinco, the Spinco Common Stock (as defined in the Separation Agreement) or the Spinco Securities distributed thereby is property with respect to which no gain is recognized pursuant to Section 361(b) of the Code and is “qualified property” for purposes of Sections 355(d), 355(e) and 361(c) of the Code, and (c) as a transaction in which Burgundy and the shareholders of Burgundy, respectively, recognize no income or gain pursuant to Section 355(a) of the Code, other than, in the case of Burgundy or any Subsidiary of Burgundy, any income or gain recognized as a result of intercompany items or excess loss accounts being taken into account pursuant to Treasury Regulations promulgated pursuant to Section 1502 of the Code or any Transaction Taxes, (C) the Canadian Butterfly Transaction as a tax-free transaction for Canadian income tax purposes, and (D) the Merger (a) as a “reorganization” within the meaning of Section 368(a) and (b) as a transaction in which the shareholders of Spinco recognize no income or gain pursuant to Section 354(a) of the Code (except to the extent of any cash received in lieu of fractional shares of Grizzly stock).

“Tax Group” means any U.S. federal, state, local or foreign affiliated, consolidated, combined, unitary or similar group or fiscal unity that joins in the filing of a single Tax Return.

“Tax Item” means any item of income, gain, loss, deduction, credit, recapture of credit or any other item which increases or decreases Taxes paid or payable.

“Tax Materials” means (i) the IRS Ruling, (ii) the Distribution Tax Opinion, (iii) each submission to the IRS in connection with the IRS Ruling, including the IRS Ruling Request, (iv) the representation letter from Burgundy and Spinco addressed to Counsel supporting the Distribution Tax Opinion, (v) the representation letter from Grizzly and Merger Sub, if relevant, addressed to Counsel supporting the Distribution Tax Opinion, (vi) any other materials delivered or deliverable by Burgundy, Spinco or Grizzly in connection with the rendering by Counsel of the Distribution Tax Opinion and the issuance by the IRS of the IRS Ruling, (vii) the CRA Ruling (if obtained from the CRA), and (viii) the CRA Ruling Request.

“Tax Matter” has the meaning set forth in Section 7.01(a).

“Tax Package” means all relevant Tax-related information relating to the operations of the Burgundy Business or the Spinco Business, as applicable, that is reasonably necessary to prepare and file the applicable Tax Return.

“Tax Proceeding” means any audit, assessment of Taxes, pre-filing agreement, other examination by any Taxing Authority, proceeding, appeal of a proceeding or litigation relating to Taxes, whether administrative or judicial, including proceedings relating to competent authority determinations.

“Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, or declaration of estimated Tax) required to be supplied to, or filed with, a Taxing Authority in connection with the payment, determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax and any amended Tax return or claim for refund.

“Taxing Authority” means any governmental authority or any subdivision, agency, commission or entity thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

“Transaction Agreement” means this Agreement, the Merger Agreement, the Separation Agreement, the Employee Matters Agreement and the Transition Services Agreement (as defined in the Merger Agreement).

“Transaction Taxes” means (i) any Taxes imposed on or by reason of the Spinco Reorganization, the Internal Contribution, the Internal Distribution, the Contribution or the Distribution (including Transfer Taxes), other than any such Taxes caused by a Disqualifying Action, and (ii) any Taxes payable by reason of the distribution of cash or any other property from Spinco to Burgundy. For the avoidance of doubt, Transaction Taxes include, without limitation, Taxes payable by reason of (1) deferred intercompany transactions or excess loss accounts triggered by the Spinco Reorganization, the Internal Contributions, the Internal Distributions, the Contribution or the Distribution and (2) the settlement of intercompany receivables, payables, loans and other accounts between Spinco or any member of the Spinco Group, on the one hand, and Burgundy and any member of the Burgundy Group, on the other hand, as contemplated by Section 2.6 of the Separation Agreement.

“Transactions” means the Spinco Reorganization, the Internal Contributions, the Internal Distributions, the Canadian Butterfly Transaction, the Contribution, the Distribution and the other transactions contemplated by the Separation Agreement, the Merger Agreement and the Ancillary Agreements.

“Transfer Taxes” means all sales, use, transfer, real property transfer, intangible, recordation, registration, documentary, stamp or similar Taxes imposed with respect to the Spinco Reorganization, the Internal Contributions, the Internal Distributions, the Contribution or the Distribution.

“Treasury Regulations” means the final and temporary (but not proposed) income Tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Unqualified Tax Opinion” means a “will” opinion, without substantive qualifications, of a nationally recognized law or accounting firm, which firm is reasonably acceptable to Burgundy, to the effect that a transaction will not affect the Tax-Free Status of the Transactions.

“U.S.” means the United States of America.

“U.S. Income Taxes” means any Income Taxes imposed by or payable to the United States, any State or any political subdivision of the United States or any State.

Section 1.02 Additional Definitions. Capitalized terms not defined in this Agreement shall have the meanings ascribed to them in the Separation Agreement.

ARTICLE II

PREPARATION, FILING AND PAYMENT OF TAXES SHOWN DUE ON TAX RETURNS

Section 2.01 Burgundy Consolidated Returns. Burgundy shall prepare and file all Burgundy Consolidated Returns for a Pre-Closing Period or a Straddle Period, and shall pay all Taxes shown to be due and payable on such Tax Returns; provided that Spinco shall reimburse Burgundy for any such Taxes that are Spinco Taxes.

Section 2.02 Mixed Business Tax Returns.

(a) Burgundy shall prepare and file (or cause a Burgundy Entity to prepare and file) any Mixed Business Tax Return for a Pre-Closing Period or a Straddle Period required to be filed by Burgundy or a Burgundy Entity and shall pay, or cause such Burgundy Entity to pay, all Taxes shown to be due and payable on such Tax Return; provided that Spinco shall reimburse Burgundy for any such Taxes that are Spinco Taxes.

(b) Spinco shall prepare and file (or cause a Spinco Entity to prepare and file) any Mixed Business Tax Return for a Pre-Closing Period or a Straddle Period required to be filed by Spinco or a Spinco Entity after the Closing Date, and Spinco shall pay, or cause such Spinco Entity to pay, all Taxes shown to be due and payable on such Tax Return; provided that Burgundy shall reimburse Spinco for any such Taxes that are Burgundy Taxes.

Section 2.03 Single Business Tax Returns.

(a) Burgundy shall prepare and file (or cause a Burgundy Entity to prepare and file) any Single Business Tax Return for a Pre-Closing Period or a Straddle Period required to be filed by Burgundy or a Burgundy Entity and shall pay, or cause such Burgundy Entity to pay, all Taxes shown to be due and payable on such Tax Return; provided that Spinco shall reimburse Burgundy for any such Taxes that are Spinco Taxes.

(b) Spinco shall prepare and file (or cause a Spinco Entity to prepare and file) any Single Business Tax Return for a Pre-Closing Period or a Straddle Period required to be filed by Spinco or a Spinco Entity and shall pay, or cause such Spinco Entity to pay, all Taxes shown to be due and payable on such Tax Return; provided that Burgundy shall reimburse Spinco for any such Taxes that are Burgundy Taxes.

Section 2.04 Tax Return Procedures.

(a) Burgundy Consolidated Returns. With respect to all Burgundy Consolidated Returns for the taxable year which includes the Closing Date, Burgundy shall use the closing of the books method under Treasury Regulation Section 1.1502-76, unless otherwise agreed by Burgundy and Grizzly. To the extent that the positions taken on any Burgundy Consolidated Return would reasonably be expected to materially adversely affect the Tax position of Spinco or any Spinco Entity for any period after the Closing, Burgundy shall prepare the portions of such Burgundy Consolidated Returns that relate to the Spinco Business in a manner that is consistent with Past Practice unless otherwise required by applicable Law and shall provide a draft of such portions of such Burgundy Consolidated Return to Spinco for its review and comment at least thirty (30) days prior to the Due Date for such Burgundy Consolidated Return, provided, however, that nothing herein shall prevent Burgundy from timely filing any such Burgundy Consolidated Return. The Parties shall negotiate in good faith to resolve all disputed issues. Any disputes that the Parties are unable to resolve shall be resolved by the Accounting Firm pursuant to Section 8.01. In the event that any dispute is not resolved (whether pursuant to good faith negotiations among the Parties or by the Accounting Firm) prior to the Due Date for the filing of any Burgundy Consolidated Return, such Burgundy Consolidated Return shall be timely filed by Burgundy and the Parties agree to amend such Burgundy Consolidated Return as necessary to reflect the resolution of such dispute in a manner consistent with such resolution.

(b) Mixed Business Tax Returns.

(i) With respect to any Mixed Business Income Tax Return, to the extent that the positions taken on such Mixed Business Income Tax Return would reasonably be expected to materially adversely affect the Tax position of the Reviewing Party for any period after the Closing, the Preparing Party shall prepare the portions of such Mixed Business Income Tax Return that relates to the business of the Reviewing Party (the Spinco Business or the Burgundy Business, as applicable) in a manner that is consistent with Past Practice unless otherwise required by applicable Law and shall provide a draft of such portion of such Mixed Business Income Tax Return to the Reviewing Party for its review and comment at least thirty (30) days prior to the Due Date for such Mixed Business Income Tax Return, provided, however, that nothing herein shall prevent the Preparing Party from timely filing any such Mixed Business Income Tax Return. In the event that Past Practice is not applicable to a particular item or matter, the Preparing Party shall determine the reporting of such item or matter in good faith. The Parties shall negotiate in good faith to resolve all disputed issues. Any disputes that the Parties are unable to resolve shall be resolved by the Accounting Firm pursuant to Section 8.01. In the event that any dispute is not resolved (whether pursuant to good faith negotiations among the Parties or by the Accounting Firm) prior to the Due Date for the filing of any Mixed Business Income Tax Return, such Mixed Business Income Tax Return shall be timely filed by the Preparing Party and the Parties agree to amend such Mixed Business Income Tax Return as necessary to reflect the resolution of such dispute in a manner consistent with such resolution.

(ii) With respect to any Mixed Business Non-Income Tax Return, the Preparing Party shall prepare any such Tax Returns consistent with Past Practice unless otherwise required by Law. In the event that Past Practice is not applicable to a particular item or matter, the Preparing Party shall determine the reporting of such item or matter in good faith. The Preparing Party shall submit to the Reviewing Party a draft of any such Tax Return (or to the extent practicable the portion of such Tax Return that relates to Taxes for which the Reviewing Party is responsible pursuant to this Agreement) along with a statement setting forth the calculation of the Tax shown due and payable on such Tax Return reimbursable by the Reviewing Party under Section 2.02 at least thirty (30) days prior to the Due Date for such Tax Return, provided, however, that nothing herein shall prevent the Preparing Party from timely filing any such Mixed Business Non-Income Tax Return. The Parties shall negotiate in good faith to resolve all disputed issues. Any disputes that the Parties are unable to resolve shall be resolved by the Accounting Firm pursuant to Section 8.01. In the event that any dispute is not resolved (whether pursuant to good faith negotiations among the Parties or by the Accounting Firm) prior to the Due Date for the filing of any Mixed Business Non-Income Tax Return, such Mixed Business Non-Income Tax Return, as applicable, shall be timely filed by the Preparing Party and the Parties agree to amend such Mixed Business Non-Income Tax Return, as applicable, as necessary to reflect the resolution of such dispute in a manner consistent with such resolution.

(c) Single Business Tax Returns. With respect to any Single Business Tax Return which reflects Taxes which are reimbursable by the Reviewing Party, in whole or in part, the Preparing Party shall (x) unless otherwise required by Law or agreed to in writing by the Reviewing Party, prepare such Tax Return in a manner consistent with Past Practice to the extent such items affect the Taxes for which the Reviewing Party is responsible pursuant to this Agreement, and (y) submit to the Reviewing Party a draft of any such Tax Return (or to the extent practicable the portion of such Tax Return that relates to Taxes for which the Reviewing Party is responsible pursuant to this Agreement) along with a statement setting forth the calculation of the Tax shown due and payable on such Tax Return reimbursable by the Reviewing Party under Section 2.03 at least thirty (30) days prior to the Due Date for such Tax Return provided, however, that nothing herein shall prevent the Preparing Party from timely filing any such Single Business Tax Return. The Parties shall negotiate in good faith to resolve all disputed issues. Any disputes that the Parties are unable to resolve shall be resolved by the Accounting Firm pursuant to Section 8.01. In the event that any dispute is not resolved (whether pursuant to good faith negotiations among the Parties or by the Accounting Firm) prior to the Due Date for the filing of any Single Business Tax Return, such Single Business Tax Return shall be timely filed by the Preparing Party and the Parties agree to amend such Single Business Tax Return as necessary to reflect the resolution of such dispute in a manner consistent with such resolution.

(d) Tax Treatment of Transactions. The Tax treatment of the Transactions reported on any Tax Return shall be consistent with the treatment thereof in the IRS Ruling Request, the IRS Ruling, the Distribution Tax Opinion, the Merger Tax Opinions, the CRA Ruling (if obtained from the CRA), and any other opinion (other than the Distribution Tax Opinion and the Merger Tax Opinions) of a nationally recognized law or accounting firm received by Burgundy with respect to the Transactions (which opinion must be in form and substance reasonably acceptable to Grizzly), unless there is no reasonable basis for such Tax treatment. To the extent there is a Tax treatment relating to the Transactions which is not covered by the IRS Ruling Request, the IRS Ruling, the Distribution Tax Opinion, the Merger Tax Opinions, the CRA Ruling (if obtained from the CRA), and any other opinion (other than the Distribution Tax Opinion and the Merger Tax Opinions) of a nationally recognized law or accounting firm received by Burgundy with respect to the Transactions, each Party shall be permitted to determine such Tax treatment of the respective transaction reported on any Tax Return filed by such Party or its Affiliates provided that there is a reasonable basis for such Tax treatment. Any disputes regarding such Tax treatment that the Parties are unable to resolve shall be resolved by the Accounting Firm pursuant to Section 8.01.

(e) Certain Other Procedures.

(i) Notwithstanding anything to the contrary in this Article II, (A) with respect to any Tax Return required to be filed by Burgundy or any Burgundy Entity that relates to any Transaction Taxes or any Taxes caused by a Burgundy Disqualifying Action, Burgundy shall prepare or caused to be prepared the portion of such Tax Return that so relates in the manner determined by Burgundy in its sole discretion; and (B) with respect to any Tax Return required to be filed by Spinco or any Spinco Entity that relates to any Transaction Taxes or any Taxes caused by a Burgundy Disqualifying Action, if Burgundy agrees in writing that, pursuant to Section 3.01 hereof, it is liable to pay Spinco for such Taxes caused by such Burgundy Disqualifying Action, then, solely with respect to the portion of such Tax Return that relates to such Taxes caused by such Burgundy Disqualifying Action, Spinco shall prepare or cause to be prepared such portion of the Tax Return that so relates in the manner determined by Burgundy in its sole discretion and Spinco shall provide or cause to be provided a draft of such portion of such Tax Return to Burgundy for its review, comment and approval at least thirty (30) days prior to the Due Date for such Tax Return.

(ii) Notwithstanding anything to the contrary in this Article II, (A) with respect to any Tax Return required to be filed by Spinco or any Spinco Entity that relates to any Taxes caused by a Spinco Disqualifying Action, Spinco shall prepare the portion of such Tax Return that so relates in the manner determined by Spinco in its sole discretion; and (B) with respect to any Tax Return required to be filed by Burgundy or any Burgundy Entity that relates to any Taxes caused by a Spinco Disqualifying Action, if Spinco agrees in writing that, pursuant to Section 3.02 hereof, it is liable to pay Burgundy for such Taxes caused by such Spinco Disqualifying Action, then, solely with respect to the portion of such Tax Return that relates to such Taxes caused by such Spinco Disqualifying Action, Burgundy shall prepare or cause to be prepared such portion of the Tax Return that so relates in the manner determined by Spinco in its sole discretion and Burgundy shall provide or cause to be provided a draft of such portion of such Tax Return to Spinco for its review, comment and approval at least thirty (30) days prior to the Due Date for such Tax Return

(iii) With respect to both Sections 2.04(e)(i) and (ii), the Parties shall negotiate in good faith to resolve all disputed issues. Any disputes that the Parties are unable to resolve shall be resolved by the Accounting Firm pursuant to Section 8.01. In the event that any dispute is not resolved (whether pursuant to good faith negotiations among the Parties or by the Accounting Firm) prior to the Due Date for the filing of any such Tax Return, such Tax Return shall be timely filed by Burgundy or any Burgundy Entity (or Spinco or any Spinco Entity, as the case may be) and the Parties agree to amend such Tax Return as necessary to reflect the resolution of such dispute in a manner consistent with such resolution.

Section 2.05 Amended Returns. Except as expressly provided in Section 2.04 to reflect the resolution of any dispute by the Accounting Firm or with the prior written consent of Burgundy, Spinco shall not, and shall not permit any Spinco Entity to amend any Tax Return of Spinco or any Spinco Entity for any Pre-Closing Period or Straddle Period.

Section 2.06 Straddle Period Tax Allocation.

(a) General. Except as provided in Schedule 2.06, Burgundy and Spinco shall take all actions necessary or appropriate to close the taxable year of Spinco and each Spinco Entity for all Tax purposes as of the close of the Closing Date to the extent required by applicable Law. Except as provided in Schedule 2.06, if applicable Law does not require Spinco or a Spinco Entity, as the case may be, to close its taxable year on the Closing Date, then the allocation of income or deductions required to determine any Taxes or other amounts attributable to the portion of the Straddle Period ending on, or beginning after, the Closing Date shall be made by means of a closing of the books and records of Spinco or such Spinco Entity as of the close of the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual or periodic basis shall be allocated between such portions in proportion to the number of days in each such portion.

(b) Extraordinary Transactions. Notwithstanding anything to the contrary in this Agreement, for all Tax purposes, the Parties shall report any Extraordinary Transactions that are caused or permitted by Spinco or any Spinco Entity on the Closing Date after the Effective Time as occurring on the day after the Closing Date pursuant to Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) or any similar or analogous provision of state, local or foreign Law.

Section 2.07 Timing of Payments. All Taxes required to be paid or caused to be paid pursuant to this Article II by either Burgundy or a Burgundy Entity or Spinco or a Spinco Entity, as the case may be, to an applicable Taxing Authority or reimbursed by Burgundy or Spinco to Spinco or Burgundy, as applicable, pursuant to this Agreement, shall, in the case of a payment to a Taxing Authority, be paid on or before the Due Date for the payment of such Taxes and, in the case of a reimbursement to the other Party, be paid at least two (2) business days before the Due Date for the payment of such Taxes by the other Party.

Section 2.08 Expenses. Except as provided in Section 8.01 in respect of the Accounting Firm, each Party shall bear its own expenses incurred in connection with this Article II.

Section 2.09 Apportionment of Spinco Taxes. For all purposes of this Agreement, but subject to Section 4.03, Burgundy and Grizzly shall jointly determine in good faith which Taxes or Tax Items, as applicable, are attributable to assets or activities of the Spinco Business (and in the case of a Tax or Tax Item, as applicable, that is attributable to both the Spinco Business and the Burgundy Business, the allocation of such Tax or Tax Item, as applicable, between the Spinco Business and the Burgundy Business) in a manner consistent with the provisions of this Agreement and any disputes shall be resolved by the Accounting Firm in accordance with Section 8.01.

ARTICLE III

INDEMNIFICATION

Section 3.01 Indemnification by Burgundy. Burgundy shall pay, and shall indemnify and hold Spinco harmless from and against, without duplication, (a) all Burgundy Taxes, (b) all Taxes incurred by Spinco or any Spinco Entity by reason of the incorrectness or breach by Burgundy of any of its representations, warranties or covenants hereunder, and (c) any costs and expenses related to the foregoing (including reasonable attorneys’ fees and expenses).

Section 3.02 Indemnification by Spinco. Spinco shall pay, and shall indemnify and hold Burgundy harmless from and against, without duplication, (a) all Spinco Taxes, (b) all Taxes incurred by Burgundy or any Burgundy Entity by reason of the incorrectness or breach by Grizzly or, after the Effective Time, the breach by Spinco of any of their representations, warranties or covenants hereunder, and (c) any costs and expenses related to the foregoing (including reasonable attorneys’ fees and expenses).

Section 3.03 Tax Treatment of Indemnity Payments; Tax Benefits and Costs.

(a) In the absence of a Final Determination to the contrary, for all Tax purposes, Burgundy and Spinco shall treat or cause to be treated (i) any payment required by this Agreement (other than any payment of interest accruing after the Closing Date) as either a contribution by Burgundy to Spinco or a distribution by Spinco to Burgundy, as the case may be, occurring immediately prior to the Closing Date and (ii) any payment of non-federal Taxes by or to a Taxing Authority or any payment of interest as taxable or deductible, as the case may be, to the Party entitled under this Agreement to retain such payment or required under this Agreement to make such payment, in either case except as otherwise required by applicable Law.

(b) Notwithstanding the foregoing and except with respect to indemnification with respect to Canadian Taxes described in clause (1) in the definition of “Specified Transaction Taxes”, the amount that any Indemnifying Party is or may be required to provide indemnification to or on behalf of any Indemnified Party pursuant to this Agreement will be (i) decreased to take into account the present value of any Tax Benefit made allowable to the Indemnified Party (or an Affiliate thereof) arising from the incurrence or payment of the relevant indemnified item (which Tax Benefit would not have arisen or been allowable but for such indemnified item), and (ii) increased to take into account any Tax Cost of the Indemnified Party (or an Affiliate thereof) arising from the receipt of the relevant indemnity payment (but taking into account the present value of all correlative Tax Benefits resulting from the payment of such Tax Cost). For purposes of this Section 3.03(b), any Tax Benefit or Tax Cost, as applicable, shall be determined (i) using the highest marginal rates in effect at the time of the determination, (ii) assuming the Indemnified Party will be liable for such Taxes at such rate and has no Tax Attributes at the time of the determination, and (iii) assuming that any such Tax Benefit is used at the earliest date allowable by applicable Law. The present value referred to in the first sentence of this Section 3.03(b) shall be determined using a discount rate equal to the mid term applicable federal rate in effect at the time of the payment of the relevant indemnity payment.

Section 3.04 Timing of Indemnity Payments. Indemnity payments in respect of any liabilities for which an Indemnified Party is entitled to indemnification pursuant to this Article III shall be paid by the Indemnifying Party to the Indemnified Party within ten (10) days after written notification thereof by the Indemnified Party, including reasonably satisfactory documentation setting forth the basis for, and calculation of, the amount of such indemnity payment.

ARTICLE IV

REFUNDS, CARRYBACKS, TAX ATTRIBUTES AND TIMING DIFFERENCE

Section 4.01 Refunds.

(a) Except as provided in Section 4.02, Burgundy shall be entitled to all Refunds of Taxes for which Burgundy is responsible pursuant to Article III, and Spinco shall be entitled to all Refunds of Taxes for which Spinco is responsible pursuant to Article III. A Party receiving a Refund to which the other Party is entitled pursuant to this Agreement shall pay the amount to which such other Party is entitled within ten (10) days after the receipt of the Refund.

(b) In the event of an Adjustment relating to Taxes for which one Party is responsible pursuant to Article III which would have given rise to a Refund but for an offset against the Taxes for which the other Party is or may be responsible pursuant to Article III (the “Benefited Party”), then the Benefited Party shall pay to the other Party, within ten (10) days of the Final Determination of such Adjustment an amount equal to the amount of such reduction in the Taxes of the Benefited Party plus interest at the rate set forth in Section 6621(a)(1) on such amount for the period from the filing date of the Tax Return that would have given rise to such Refund to the payment date.

(c) Notwithstanding Section 4.01(a), to the extent that a Party applies or causes to be applied an overpayment of Taxes as a credit toward or a reduction in Taxes otherwise payable (or a Taxing Authority requires such application in lieu of a Refund) and such overpayment of Taxes, if received as a Refund, would have been payable by such Party to the other Party pursuant to this Section 4.01, such Party shall pay such amount to the other Party no later than the Due Date of the Tax Return for which such overpayment is applied to reduce Taxes otherwise payable.

(d) To the extent that the amount of any Refund under this Section 4.01 or Section 4.02(b), as applicable, is later reduced by a Taxing Authority or in a Tax Proceeding, such reduction shall be allocated to the Party to which such Refund was allocated pursuant to this Section 4.01 or Section 4.02(b), as applicable, and an appropriate adjusting payment shall be made.

Section 4.02 Carrybacks.

(a) The carryback of any loss, credit or other Tax Attribute from any Post-Closing Period shall be in accordance with the provisions of the Code and Treasury Regulations (and any applicable state, local or foreign Laws).

(b) Except to the extent otherwise consented to by Burgundy or prohibited by applicable Law, Spinco shall elect to relinquish, waive or otherwise forgo the carryback of any loss, credit or other Tax Attribute of Spinco or any other member of the Spinco Group from any Post-Closing Period to any Pre-Closing Period or Straddle Period (a “Carryback”). In the event that Spinco (or the appropriate member of the Spinco Group) is prohibited by applicable Law to relinquish, waive or otherwise forgo a Carryback (or Burgundy consents to a Carryback), Burgundy shall cooperate with Spinco, at Spinco’s expense, in seeking from the appropriate Taxing Authority such Refund as reasonably would result from such Carryback, to the extent that such Refund is directly attributable to such Carryback, and shall pay over to Spinco the amount of such Refund within ten (10) days after such Refund is received; provided, however, that Spinco shall indemnify and hold the members of the Burgundy Group harmless from and against any and all collateral Tax consequences resulting from or caused by any such Carryback, including, without limitation, the loss or postponement of any benefit from the use of Tax Attributes generated by a member of the Burgundy Group if (i) such Tax Attributes expire unutilized, but would have been utilized but for such Carryback, or (ii) the use of such Tax Attributes is postponed to a later taxable period than the taxable period in which such Tax Attributes would have been utilized but for such Carryback.

Section 4.03 Tax Attributes.

(a) Burgundy shall determine in good faith the allocation of Tax Attributes arising in a Pre-Closing Period to the Burgundy Group and the Spinco Group in accordance with the Code and Treasury Regulations, including (i) in the case of Tax Attribute other than earnings and profits, Treasury Regulations Sections 1.1502-9T(c), 1.1502-21, 1.1502-21T, 1.1502-22, 1.1502-79 and, if applicable, 1.1502-79A (and any applicable state, local and foreign Laws), and (ii) in the case of earnings and profits, in accordance with Code Section 312(h) and Treasury Regulations Section 1.312-10(a); provided that, with respect to the determination of Tax basis of Spinco Assets (other than equity interests in the Spinco Subsidiaries and the TCI Interests), Burgundy shall make such determination in good faith consistent with the books and records of Burgundy and its Subsidiaries. Burgundy shall consult in good faith with Grizzly regarding the allocation of Tax Attributes and shall consider in good faith any written comments received from Grizzly regarding such allocation of Tax Attributes.

(b) Burgundy and Spinco shall compute all Taxes for Post-Closing Periods consistently with the determination of the allocation of Tax Attributes pursuant to this Section 4.03(a) unless otherwise required by a Final Determination.

(c) To the extent that the amount of any Tax Attribute is later reduced or increased by a Taxing Authority or Tax Proceeding, such reduction or increase shall be allocated to the Party to which such Tax Attribute was allocated pursuant to Section 4.03(a).

Section 4.04 Treatment of Deductions Associated with Equity-Related Compensation.

(a) Unless otherwise prohibited by applicable Law, from and after the Closing Date, (i) solely Grizzly or any member of the Grizzly Group, as the case may be, shall be entitled to claim any Tax deduction associated with the exercise in any taxable period of any Burgundy Option or Burgundy PSU Award held by a Current Spinco Employee that is converted into a Grizzly Option or Grizzly RSU Award, respectively, pursuant to Section 3.4 of the Merger Agreement, and (ii) solely Burgundy or any member of the Burgundy Group, as the case may be, shall be entitled to claim any Tax deduction associated with the exercise in any taxable period of any other Burgundy equity award.

Section 4.05 Timing Differences. If pursuant to a Final Determination any Tax Benefit is made allowable to a member of the Spinco Group as a result of an Adjustment to any Taxes for which a member of the Burgundy Group is responsible hereunder (or Tax Attribute of a member of the Burgundy Group) and such Tax Benefit would not have arisen or been allowable but for such Adjustment, or if pursuant to a Final Determination any Tax Benefit is made allowable to a member of the Burgundy Group as a result of an Adjustment to any Taxes for which a member of the Spinco Group is responsible hereunder (or Tax Attribute of a member of the Spinco Group) and such Tax Benefit would not have arisen or been allowable but for such Adjustment, Spinco or Burgundy, as the case may be, shall make a payment to either Burgundy or Spinco, as appropriate, within thirty (30) days following such Final Determination, in an amount equal to the present value of such Tax Benefit (including any Tax Benefit made allowable as a result of the payment) determined (i) using the highest marginal statutory rate applicable to the party receiving the Tax Benefit at the time of the Final Determination and an assumed state income Tax rate of 5% (or the highest applicable provincial rate in Canada), (ii) assuming that the party to which such Tax Benefit is made allowable is liable for Taxes at such rate and has no Tax Attributes at the time of the determination, and (iii) assuming that the Tax Benefit is used at the earliest date allowable by applicable Law. The present value referred to in the preceding sentence shall be determined using a discount rate equal to the mid term applicable federal rate in effect at the time of the Final Determination.

ARTICLE V

TAX PROCEEDINGS

Section 5.01 Notification of Tax Proceedings. Within ten (10) days after an Indemnified Party becomes aware of the commencement of a Tax Proceeding that may give rise to Taxes for which an Indemnifying Party is responsible pursuant to Article III, such Indemnified Party shall notify the Indemnifying Party of such Tax Proceeding, and thereafter shall promptly forward or make available to the Indemnifying Party copies of notices and communications relating to such Tax Proceeding. The failure of the Indemnified Party to notify the Indemnifying Party of the commencement of any such Tax Proceeding within such ten (10) day period or promptly forward any further notices or communications shall not relieve the Indemnifying Party of any obligation which it may have to the Indemnified Party under this Agreement except to the extent that the Indemnifying Party is actually prejudiced by such failure.

Section 5.02 Tax Proceeding Procedures Generally.

(a) Burgundy Consolidated Returns. Except as provided in Section 5.03, Burgundy shall be entitled to contest, compromise and settle any Adjustment proposed, asserted or assessed pursuant to any Tax Proceeding with respect to any Burgundy Consolidated Return; provided that to the extent that such Tax Proceeding could materially affect the amount of Taxes for which Spinco is responsible pursuant to Article III, Burgundy shall (A) defend such Tax Proceeding diligently and in good faith, (B) keep Spinco informed in a timely manner of all actions proposed to be taken by Burgundy with respect to such Tax Proceeding (or to the extent practicable the portion of such Tax Proceeding that relates to Taxes for which Spinco is responsible pursuant to Article III), (C) permit Spinco to participate in all proceedings with respect to such Tax Proceeding (or to the extent practicable the portion of such Tax Proceeding that relates to Taxes for which Spinco is responsible pursuant to Article III), and (D) not settle any such Tax Proceeding without the prior written consent of Spinco, which shall not be unreasonably withheld, conditioned or delayed.

(b) Mixed Business Tax Returns. With respect to any Mixed Business Tax Return, the Preparing Party shall be entitled to contest, compromise and settle any Adjustment proposed, asserted or assessed pursuant to any

Tax Proceeding; provided that to the extent such Tax Proceeding could materially affect the amount of Taxes for which the Reviewing Party is responsible pursuant to Article III, the Preparing Party shall (A) defend such Tax Proceeding diligently and in good faith, (B) keep the Reviewing Party informed in a timely manner of all actions proposed to be taken by the Preparing Party with respect to such Tax Proceeding, (C) permit the Reviewing Party to participate in all proceedings with respect to such Tax Proceeding (or to the extent practicable the portion of such Tax Proceeding that relates to Taxes for which the Reviewing Party is responsible pursuant to Article III), and (D) not settle any such Tax Proceeding without the prior written consent of the Reviewing Party, which shall not be unreasonably withheld, conditioned or delayed.

(c) Single Business Tax Returns. Except as provided in Section 5.03, the Indemnifying Party shall be entitled to contest, compromise and settle any Adjustment proposed, asserted or assessed pursuant to any Tax Proceeding with respect to any Single Business Tax Return for which the Indemnifying Party is responsible pursuant to Article III and any such defense shall be made diligently and in good faith; provided, that the Indemnifying Party shall keep the Indemnified Party informed in a timely manner of all actions proposed to be taken by the Indemnifying Party and shall permit the Indemnified Party to participate in all proceedings with respect to such Tax Proceeding.

Section 5.03 Tax Proceedings in respect of Transaction Taxes and Disqualifying Actions.

(a) Burgundy and Spinco shall be entitled to jointly contest, compromise and settle any Adjustment proposed, asserted or assessed pursuant to any Tax Proceeding relating to any Taxes attributable to a Spinco Disqualifying Action.

(b) Burgundy shall be exclusively entitled to contest, compromise and settle any Adjustment proposed, asserted or assessed pursuant to any Tax Proceeding relating to any Transaction Taxes and any Taxes attributable to a Burgundy Disqualifying Action; provided that unless waived by the Parties in writing, Burgundy shall (A) defend such Tax Proceeding diligently and in good faith, (B) keep Spinco informed in a timely manner of all actions taken or proposed to be taken by Burgundy, (C) provide copies of all correspondence or filings to be submitted to any Taxing Authority or judicial authority to Spinco for its prior review and consent, which consent shall not be unreasonably withheld, conditioned or delayed, and (D) provide Spinco with written notice reasonably in advance of, and Spinco shall have the right to attend, any formally scheduled meetings with any Taxing Authority or hearings or proceedings before any judicial authority.

ARTICLE VI

TAX-FREE STATUS OF THE DISTRIBUTION

Section 6.01 Representations and Warranties.

(a) Spinco and Grizzly. Spinco hereby represents and warrants or covenants and agrees, as appropriate, that the facts presented and the representations made in the Tax Materials, with the consent of Grizzly, to the extent they both (A) are descriptive of the Spinco Group (including the business purposes for each of the Internal Distributions and the Distribution described in the IRS Ruling Request and the other Tax Materials to the extent that they relate to the Spinco Group and the plans, proposals, intentions and policies of the Spinco Group after the Effective Time), and (B) relate to the actions or non-actions of the Spinco Group to be taken (or not taken, as the case may be) after the Effective Time, are, or will be from the time presented or made through and including the Effective Time (and thereafter as relevant) true, correct and complete in all respects. Grizzly hereby represents and warrants or covenants and agrees, as appropriate, that the facts presented and the representations made in the Tax Materials, with the consent of Grizzly, to the extent descriptive of the Grizzly Group at any time (including the plans, proposals, intentions and policies of the Grizzly Group at any time), are, or will be from the time presented or made through and including the Effective Time (and thereafter as relevant) true, correct and complete in all respects.

(b) Burgundy. Burgundy hereby represents and warrants or covenants and agrees, as appropriate, that (i) it has delivered complete and accurate copies of the Tax Materials to Spinco and Grizzly and (ii) the facts presented and the representations made therein, to the extent descriptive of (A) the Burgundy Group at any time or (B) the Spinco Group at any time at or prior to the Effective Time (including, in each case, (x) the business purposes for each of the Internal Distributions and the Distribution described in the IRS Ruling Request and the other Tax Materials to the extent that they relate to the Burgundy Group at any time or the Spinco Group at any time at or prior to the Effective Time, and (y) the plans, proposals, intentions and policies of the Burgundy Group at any time or the Spinco Group at any time at or prior to the Effective Time), are, or will be from the time presented or made through and including the Effective Time (and thereafter as relevant) true, correct and complete in all respects.

(c) No Contrary Knowledge. Each of Burgundy, Spinco and Grizzly represents and warrants that it knows of no fact (after due inquiry) that may cause the Tax treatment of the Spinco Reorganization, the Internal Contributions, the Internal Distributions, the Contribution or the Distribution to be other than the Tax-Free Status of the Transactions.

(d) No Contrary Plan. Each of Burgundy, Spinco, and Grizzly represents and warrants that neither it, nor any of its Affiliates, has any plan or intent to take any action which is inconsistent with any statements or representations made in the Tax Materials, with the consent of Grizzly, in the case of any such statements or representations with respect to Spinco.

Section 6.02 Restrictions Relating to the Distribution.

(a) General. Spinco shall not, nor shall Spinco permit, any Spinco Entity to take or fail to take, as applicable, any action that constitutes Spinco Disqualifying Action.

(b) Restrictions. Prior to the first day following the second anniversary of the Distribution (the “Restriction Period”), Spinco:

(i) shall continue and cause to be continued the active conduct (as defined in Section 355(b)(2) of the Code and the Treasury Regulations) of the Spinco Active Businesses, taking into account Section 355(b)(3) of the Code;

(ii) shall not, and shall not permit any Internal Spinco to, voluntarily dissolve or liquidate (including any action that is a liquidation for federal income tax purposes);

(iii) shall not, and shall not permit any Internal Spinco to, (1) enter into any Proposed Acquisition Transaction or, to the extent Spinco has the right to prohibit any Proposed Acquisition Transaction, permit any Proposed Acquisition Transaction to occur, (2) redeem or otherwise repurchase (directly or through an Affiliate) any stock, or rights to acquire stock, (3) amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the relative voting rights of its capital stock (including through the conversion of any capital stock into another class of capital stock), (4) merge, consolidate or amalgamate with any other Person (other than pursuant to the Merger) or (5) take any other action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any representation made in the Tax Materials) which in the aggregate (and taking into account the Merger and any other transactions described in this Section 6.02(b)(iii)) would, when combined with any other direct or indirect changes in ownership of Spinco capital stock pertinent for purposes of Section 355(e) of the Code (including the Merger), have the effect of causing or permitting one or more Persons (whether or not acting in concert) to acquire directly or indirectly stock representing a Fifty-Percent or Greater Interest in Spinco or any Internal Spinco or would reasonably be expected to result in a failure to preserve the Tax-Free Status of the Transactions;

(iv) shall not, and shall not permit any Internal Spinco or any other member of the Spinco Group, to sell, transfer, or otherwise dispose of or agree to, sell, transfer or otherwise dispose (including in any transaction treated for federal income tax purposes as a sale, transfer or disposition) of assets

(including, any shares of capital stock of a Subsidiary) that, in the aggregate, constitute more than 30% of the consolidated gross assets of Spinco, any Internal Spinco or the Spinco Group. The foregoing sentence shall not apply to (1) sales, transfers, or dispositions of assets in the Ordinary Course of Business, (2) any cash paid to acquire assets from an unrelated Person in an arm’s-length transaction, (3) any assets transferred to a Person that is disregarded as an entity separate from the transferor for U.S. federal income tax purposes, or (4) any mandatory or optional repayment (or pre-payment) of any indebtedness of Spinco or any member of the Spinco Group. The percentages of gross assets or consolidated gross assets of Spinco, any Internal Spinco or the Spinco Group, as applicable, sold, transferred, or otherwise disposed of, shall be based on the fair market value of the gross assets of Spinco, any Internal Spinco and the members of the Spinco Group as of the Closing Date. For purposes of this Section 6.02(b)(iv), a merger of Spinco or one of its Subsidiaries with and into any Person that is not a wholly owned Subsidiary of Spinco shall constitute a disposition of all of the assets of Spinco or such Subsidiary; and

(v) without limiting any of the foregoing provisions, shall not, and shall not permit Canadian Spinco or any other member of the Spinco Group, (i) to sell, transfer, or otherwise dispose of, (ii) to agree to, sell, transfer or otherwise dispose of, or (iii) solicit offers to sell, transfer or otherwise dispose of (including in any transaction treated for Canadian income tax purposes as a sale, transfer or disposition) (x) stock of Canadian Spinco or (y) other than in the ordinary course, assets of Canadian Spinco (including, any shares of capital stock of a Subsidiary of Canadian Spinco) of Canadian Spinco.

(c) Notwithstanding the restrictions imposed by Section 6.02(b), during the Restriction Period, Spinco may proceed with any of the actions or transactions described therein, if (i) Spinco shall first have requested Burgundy to obtain a supplemental ruling in accordance with Section 6.03(a) to the effect that such action or transaction will not affect the Tax-Free Status of the Transactions and Burgundy shall have received such a supplemental ruling in form and substance reasonably satisfactory to it, (ii) Spinco shall have provided to Burgundy an Unqualified Tax Opinion in form and substance reasonably satisfactory to Burgundy, or (iii) Burgundy shall have waived in writing the requirement to obtain such ruling or opinion. In determining whether a ruling or opinion is satisfactory, Burgundy may consider, among other factors, the appropriateness of any underlying assumptions or representations used as a basis for the ruling or opinion and the views on the substantive merits.

(d) Tax Reporting. Each of Burgundy and Spinco covenants and agrees that it will not take, and will cause its respective Affiliates to refrain from taking, any position on any Income Tax Return that is inconsistent with the Tax-Free Status of the Transactions.

(e) For the avoidance of doubt, notwithstanding the restrictions set forth in this Section 6.02, (i) Spinco shall be permitted to enter into the Merger, and (ii) Spinco or Grizzly may adopt or modify a shareholder rights plan (and issue stock in accordance therewith) that is described in or is similar to the shareholder rights plan described in Revenue Ruling 90-11, 1990-1 C.B. 10.

Section 6.03 Procedures Regarding Opinions and Rulings.

(a) If Spinco notifies Burgundy that it desires to take one of the actions described in Section 6.02(b) (a “Notified Action”), Burgundy shall cooperate with Spinco and use its reasonable best efforts to seek to obtain a supplemental ruling from the IRS (or the CRA, as applicable) or an Unqualified Tax Opinion for the purpose of permitting Spinco to take the Notified Action unless Burgundy shall have waived the requirement to obtain such ruling or opinion. If such a ruling is to be sought, Burgundy shall apply for such ruling and Burgundy and Spinco shall jointly control the process of obtaining such ruling. In no event shall Burgundy be required to file any ruling request under this Section 6.03(a) unless Spinco represents that (i) it has read such ruling request, and (ii) all information and representations, if any, relating to any member of the Spinco Group, contained in such ruling request documents are (subject to any qualifications therein) true, correct and complete. Spinco shall reimburse Burgundy for all reasonable costs and expenses incurred by the Burgundy Group in obtaining a ruling or Unqualified Tax Opinion requested by Spinco within ten (10) days after receiving an invoice from Burgundy therefor.

(b) Burgundy shall have the right to obtain a supplemental ruling or an Unqualified Tax Opinion at any time in its sole and absolute discretion. If Burgundy determines to obtain such ruling or opinion, Spinco shall (and shall cause each Spinco Entity to) cooperate with Burgundy and take any and all actions reasonably requested by Burgundy in connection with obtaining such ruling or opinion (including by making any representation or reasonable covenant or providing any materials requested by the IRS (or the CRA, as applicable) or the law firm issuing such opinion); provided, that Spinco shall not be required to make (or cause a Spinco Entity to make) any representation or covenant that is untrue or inconsistent with historical facts, or as to future matters or events. In connection with obtaining such ruling, Burgundy shall apply for such ruling and shall have sole and exclusive control over the process of obtaining such ruling. Burgundy shall reimburse Spinco for all reasonable costs and expenses incurred by the Spinco Group in cooperating with Burgundy’s efforts to obtain a supplemental ruling or Unqualified Tax Opinion within ten (10) days after receiving an invoice from Spinco therefor.

(c) Except as provided in Sections 6.03(a) and (b), following the Effective Time, neither Spinco nor any Spinco Affiliate shall seek any guidance from the IRS or any other Taxing Authority (whether written, verbal or otherwise) at any time concerning the Spinco Reorganization, the Distribution or the other Transactions (including the impact of any transaction on the Spinco Reorganization, the Distribution or the other Transactions).

ARTICLE VII

COOPERATION

Section 7.01 General Cooperation.

(a) The Parties shall each cooperate fully (and each shall cause its respective Subsidiaries to cooperate fully) with all reasonable requests in writing (“Information Request”) from another Party hereto, or from an agent, representative or advisor to such Party, in connection with the preparation and filing of Tax Returns (including the preparation of Tax Packages), claims for Refunds, Tax Proceedings, and calculations of amounts required to be paid pursuant to this Agreement, in each case, related or attributable to or arising in connection with Taxes of any of the Parties or their respective Subsidiaries covered by this Agreement and the establishment of any reserve required in connection with any financial reporting (a “Tax Matter”). Such cooperation shall include the provision of any information reasonably necessary or helpful in connection with a Tax Matter (“Information”) and shall include, without limitation, at each Party’s own cost:

(i) the provision of any Tax Returns of the Parties and their respective Subsidiaries, books, records (including information regarding ownership and Tax basis of property), documentation and other information relating to such Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities (or, in the case of any Burgundy Consolidated Return or Mixed Business Income Tax Return to the extent practicable, the portion of such Tax Return that relates to Taxes for which Spinco is responsible pursuant to this Agreement);

(ii) the execution of any document (including any power of attorney) in connection with any Tax Proceedings of any of the Parties or their respective Subsidiaries, or the filing of a Tax Return or a Refund claim of the Parties or any of their respective Subsidiaries;

(iii) the use of the Party’s reasonable best efforts to obtain any documentation in connection with a Tax Matter; and

(iv) the use of the Party’s reasonable best efforts to obtain any Tax Returns (including accompanying schedules, related work papers, and documents), documents, books, records or other information in connection with the filing of any Tax Returns of any of the Parties or their Subsidiaries (or, in the case of any Burgundy Consolidated Return or Mixed Business Income Tax Return to the extent practicable, the portion of such Tax Return, documents, books, records or other information that relates to Taxes for which Spinco is responsible pursuant to this Agreement).

Each Party shall make its employees, advisors, and facilities available, without charge, on a reasonable and mutually convenient basis in connection with the foregoing matters.

Section 7.02 Retention of Records. Burgundy and Spinco shall retain or cause to be retained all Tax Returns, schedules and work papers, and all material records or other documents relating thereto in their possession, until sixty (60) days after the expiration of the applicable statute of limitations (including any waivers or extensions thereof) of the taxable periods to which such Tax Returns and other documents relate or until the expiration of any additional period that any Party reasonably requests, in writing, with respect to specific material records and documents. A Party intending to destroy any material records or documents shall provide the other Party with reasonable advance notice and the opportunity to copy or take possession of such records and documents. The Parties hereto will notify each other in writing of any waivers or extensions of the applicable statute of limitations that may affect the period for which the foregoing records or other documents must be retained.

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Dispute Resolution. In the event of (x) any dispute between the Parties specified in Sections 2.04, or 2.06, 2.09 or (y) any other dispute between the Parties as to any matter covered by this Agreement with respect to which the Parties agree shall be governed by the procedures set forth in this Section 8.01, the Parties shall appoint a nationally recognized independent public accounting firm (the “Accounting Firm”) to resolve such dispute. In this regard, the Accounting Firm shall make determinations with respect to the disputed items based solely on representations made by Burgundy and Spinco and their respective representatives, and not by independent review, and shall function only as an expert and not as an arbitrator and shall be required to make a determination in favor of one Party only. The Parties shall require the Accounting Firm to resolve all disputes no later than thirty (30) days after the submission of such dispute to the Accounting Firm, but in no event later than the Due Date for the payment of Taxes or the filing of the applicable Tax Return, if applicable, and agree that all decisions by the Accounting Firm with respect thereto shall be final and conclusive and binding on the Parties. The Accounting Firm shall resolve all disputes in a manner consistent with this Agreement and, to the extent not inconsistent with this Agreement, in a manner consistent with the Past Practices of Burgundy and its Subsidiaries, except as otherwise required by applicable Law. The Parties shall require the Accounting Firm to render all determinations in writing and to set forth, in reasonable detail, the basis for such determination. The fees and expenses of the Accounting Firm shall be borne equally by the Parties.

Section 8.02 Termination of Tax Sharing Agreements. All Tax sharing, indemnification and similar agreements, written or unwritten, as between Burgundy or a Burgundy Entity, on the one hand, and Spinco or a Spinco Entity, on the other (other than this Agreement or any other Transaction Agreement), shall be or shall have been terminated no later than the Effective Time and, after the Effective Time, none of Burgundy or a Burgundy Entity, or Spinco or a Spinco Entity shall have any further rights or obligations under any such Tax sharing, indemnification or similar agreement.

Section 8.03 Interest on Late Payments. With respect to any payment between the Parties pursuant to this Agreement not made by the due date set forth in this Agreement for such payment, the outstanding amount will accrue interest at a rate per annum equal to the rate in effect for underpayments under Section 6621 of the Code from such due date to and including the payment date.

Section 8.04 Survival of Covenants. Except as otherwise contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Effective Time and remain in full force and effect in accordance with their applicable terms.

Section 8.05 Successors. This Agreement shall be binding on and inure to the benefit of any successor by merger, acquisition of assets, or otherwise, to any Internal Spinco and any of the Parties hereto (including without limitation any successor of Burgundy or Spinco succeeding to the Tax Attributes of either under Section 381 of the Code), to the same extent as if such successor had been an original Party to this Agreement. As of the Merger Effective Time, this Agreement shall be binding on Grizzly and Grizzly shall be subject to the obligations and restrictions imposed on Spinco hereunder, including, without limitation, with respect to the indemnification obligations of Spinco under Section 3.02 and the restrictions imposed on Spinco under Section 6.02.

Section 8.06 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner.

Section 8.07 Entire Agreement. Except as otherwise expressly provided in this Agreement, this Agreement constitutes the entire agreement of the Parties hereto with respect to the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, between or on behalf of the Parties hereto with respect to the subject matter of this Agreement.

Section 8.08 Assignment; No Third-Party Beneficiaries. This Agreement shall not be assigned by any Party without the prior written consent of the other Party hereto, except that each Party may assign (a) any or all of its rights and obligations under this Agreement to any of its Affiliates and (b) any or all of its rights and obligations under this Agreement in connection with a sale or disposition of any of its assets or entities or lines of business; provided, however, that, in each case, no such assignment shall release such Party from any liability or obligation under this Agreement nor change any of the steps in the Plan of Reorganization (as such term is defined in the Separation Agreement). Except as provided in Article III with respect to Indemnified Parties, this Agreement is for the sole benefit of the Parties to this Agreement and their respective Subsidiaries and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.09 Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party who is or is to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, may be inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by the Parties to this Agreement.

Section 8.10 Amendment. No provision of this Agreement may be amended or modified except by a written instrument signed by the Parties to this Agreement. No waiver by any Party of any provision of this Agreement shall be effective unless explicitly set forth in writing and executed by the Party so waiving. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other subsequent breach.

Section 8.11 Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph, clause, Exhibit and Schedule are references to the Articles, Sections, paragraphs, clauses, exhibits and schedules of this Agreement unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (d) references to “$” shall mean U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (f) the word “or”

shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) provisions shall apply, when appropriate, to successive events and transactions; (i) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (j) Burgundy and Spinco have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts of this Agreement; and (k) a reference to any Person includes such Person’s successors and permitted assigns.

Section 8.12 Counterparts. This Agreement may be executed in one or more counterparts each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (PDF) shall be as effective as delivery of a manually executed counterpart of any such Agreement.

Section 8.13 Coordination with the Employee Matters Agreement. To the extent any covenants or agreements between the Parties with respect to employee withholding Taxes are set forth in the Employee Matters Agreement, such Taxes shall be governed exclusively by the Employee Matters Agreement and not by this Agreement.

Section 8.14 Confidentiality. The parties hereby agree that the provisions of the Confidentiality Agreement (as defined in the Merger Agreement) shall apply to all information and material furnished by any party or its representatives hereunder (including any Information and any Tax Returns).

Section 8.15 Notices. Any notice, demand, claim or other communication under this Agreement will be in writing and will be deemed to have been given (a) on delivery if delivered personally; (b) on the date on which delivery thereof is guaranteed by the carrier if delivered by a national courier guaranteeing delivery with an fixed number of days of sending; or (c) on the date of facsimile transmission thereof if delivery is confirmed, but, in each case, only if addressed to the Parties in the following manner at the following addresses or facsimile numbers (or at the other address or other number as a Party may specify by notice to the others):

If to: Burgundy, to:

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Fax:              (212) 403-2000

Attention:

If to: Grizzly or Spinco, to:

with a copy to:

Any notice to Burgundy will be deemed notice to all members of the Burgundy Group, and any notice to Spinco will be deemed notice to all members of the Spinco Group.

Section 8.16 Effective Date. This Agreement shall become effective only upon the occurrence of the Distribution.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

PPG INDUSTRIES, INC.

By
Name:
Title:

EAGLE SPINCO INC.

By
Name:
Title:

GEORGIA GULF CORPORATION

By
Name:
Title: